Exhibit 99.3

CUI Global Announces Acquisition of Tectrol Inc.

Company Acquires the Assets of Canada-based Equipment Manufacturer

TUALATIN, Ore., March 3, 2015 — CUI Global, Inc. (NASDAQ:CUI), a platform company dedicated to the acquisition, development, and commercialization of new, innovative products, announced today that it has entered into a definitive agreement under which CUI Global will acquire specific assets of the privately held Canadian equipment manufacturer Tectrol, Inc, a leading designer and manufacturer of standard and custom power solutions.

Key Highlights:

•	CUI Global agrees to purchase the assets of Tectrol, including usable inventory, for $5.2 million;
•	Acquisition will provide immediate incremental revenue growth;
•	Acquisition will immediately provide CUI, Inc. and CUI Global with manufacturing capabilities for, among other things, its Novum® and Solus® Technologies, along with certain electronic components in its proprietary GasPT2 product;
•	The acquisition is expected to close in early March 2015.

CUI Global’s President & CEO, William Clough commented, “We believe this transaction delivers great value for our shareholders and I fully expect it will positively impact our top and bottom lines over the course of the next several years. Additionally, it will give CUI a greater presence in the electronics space as well as further enhance our status as a well-recognized manufacturer. All in all, we feel like this is an opportunistic acquisition of a well-respected company at a very good price, and we feel fortunate to have been in a position to move forward with this transaction.”

Matt McKenzie, CUI Global’s COO & President of CUI’s Power Segment added, “We believe this transaction is a step forward for our company as we look to deliver our customers the most advanced power solutions from the ac front-end all the way to the dc point of load. We are very excited about the synergies between the companies and are confident that the integration will immediately enhance the capabilities of our Power Group.”

Tectrol Inc. is a family-owned, Toronto, Canada-based company that was founded in 1968. For over 40 years, the Company has consistently been one of the most flexible and most respected providers of power products with the unique ability to accommodate design challenges for low, medium and high volume applications. Its customer list includes some of the most iconic electronic, networking, medical and technology companies in the world.

The Tectrol line complements CUI, Inc.’s Novum Advanced Power products and will serve the same primary customer base. Having already developed the board-level Novum product line, CUI, Inc. will now be able to offer a complete power system with Tectrol’s robust line of power supplies feeding the power to the board level modules.

“Much like our acquisition of Orbital-UK almost two years ago, the acquisition of Tectrol, with the associated increase in revenues and the dramatic increase in our ability to penetrate and broaden our already extensive customer base in the electronics industry, all combine to further our strategy of making opportunistic, synergistic acquisitions of either technology, personnel, or companies that will increase our growth and, thereby, enhance our shareholder value - this transaction certainly encapsulates all of those positive elements,” Clough concluded.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc's digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

Media Contact: CUI Global, Inc. Maggie Lefor Main: 503-612-2300 press@cuiglobal.com	Outside IR contact: Stonegate Securities Casey Stegman 214-987-4121 casey@stonegateinc.com